Exhibit 10.28

Execution Version

ASPIRATION PARTNERS, INC.

4551 Glencoe Avenue, Suite 300

Marina Del Rey, California 90292

December 15, 2021

Mark Villanueva

333 Centre Street

South Orange, NJ 07079

Attention: Mark Villanueva

Email: mevmiami@gmail.com

Inherent Group, LP

c/o Convene

530 Fifth Avenue, Suite #702

New York, NY 10036

Attention: Michael Ellis, Managing Director, Inherent Group GP, LLC,

general partner to Inherent Group, LP

Email: admin@inherentgroup.com

Re:     Side Letter Amendment

Ladies and Gentlemen:

This letter will confirm (this “Agreement”) that Aspiration Partners, Inc., a Delaware corporation (“Aspiration”), Mark Villanueva (“Villanueva”), InterPrivate III Financial Partners Inc. (“InterPrivate”), a Delaware corporation, and Inherent Group, LP, a Delaware limited partnership (“Collateral Agent”), agree as follows. Capitalized terms used but not otherwise defined herein shall have the meanings provided in that certain Agreement and Plan of Merger, dated August 18, 2021 (the “Merger Agreement”), by and among Aspiration, InterPrivate, InterPrivate III Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of InterPrivate, and InterPrivate III Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of InterPrivate.

1.	Downside Protection.

a.

Grant of Company Holder Additional Shares. Subject to Section 1(b) below, in the event that the Adjustment Period VWAP is less than $10.00 per share of Class A Common Stock, Villanueva shall be entitled to receive from InterPrivate a number of shares of Class A Common Stock equal to the product of (x) the number of Company Holder Committed Shares issued to Villanueva at the Closing that Villanueva holds through the Measurement Date, multiplied by (y) a fraction, (A) the numerator of which is $10.00 minus the Adjustment Period VWAP, and (B) the denominator of which is the Adjustment Period VWAP (such additional shares, the “Company Holder Additional Shares”); provided that in no event shall the number of Company Holder Additional Shares issuable pursuant to this Agreement exceed the Company Holder Additional Share Cap. Notwithstanding anything to the contrary herein, no fraction of a share of Class A Common Stock will be issued pursuant to this Section 1(a), and if Villanueva would otherwise be entitled to a fraction of a share of Class A Common Stock, Villanueva shall instead have the number of Company Holder Additional Shares issued to Villanueva rounded down to the nearest whole share of Class A Common Stock, without payment in lieu of such fractional shares.

b.

Forfeiture of Additional Shares. Notwithstanding anything in this Agreement to the contrary, if (i) at any time from the Closing through the Measurement Date, Villanueva is not the record and beneficial owner of all of the Company Holder Committed Shares or Villanueva otherwise transfers its Company Holder Committed Shares from InterPrivate’s transfer agent’s custody to a brokerage or other account not controlled by InterPrivate’s transfer agent on behalf of Villanueva or (ii) at any time prior to the Measurement Date, Villanueva or any person or entity acting on its behalf or pursuant to any understanding with Villanueva, directly or indirectly, engages in a Hedging Transaction, Villanueva shall automatically and irrevocably forfeit any right to or interest in any Company Holder Additional Shares. InterPrivate may request, and Villanueva agrees to provide, documentation reasonably necessary to evidence Villanueva’s compliance with the terms of this Section 1(b) as a condition precedent to the issuance of Company Holder Additional Shares to Villanueva.

2.	Lock-up

a.	Restrictions on Transfer. Subject to Section 2(b), Villanueva may not Transfer any Lock-up Shares until the end of the Lock-up Period.

b.

Permitted Transfers. Notwithstanding the provisions set forth in Section 2(a), Villanueva and its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) InterPrivate’s officers or directors, (ii) any affiliates or family members of InterPrivate’s officers or directors, or (iii) direct or indirect partners, members or equity holders of Villanueva, any affiliates of Villanueva or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof and any subsequent sale by such financial institution; (c) to InterPrivate; or (d) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of InterPrivate or a duly authorized committee thereof or other similar transaction which results in all of InterPrivate’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Closing.

3.

Further Assurances. In the event of an amendment or other modification (including any side letter with InterPrivate and its affiliates, excluding, for the avoidance of doubt, any stockholders of InterPrivate) to an existing Subscription Agreement or the execution of a Subsequent Subscription Agreement, in each case, that includes provisions that provide materially different rights, benefits and obligations with respect to the investor party thereto than those in the Subscription Agreements, InterPrivate will (i) provide a copy of such amendment or other modification to the Subscription Agreement or Subsequent Subscription Agreement within two Business Days prior to the execution of such agreement and (ii) promptly following execution of such agreement, revise the terms of this Agreement to ensure that the rights, benefits and obligations provided under such amended Subscription Agreement or Subsequent Subscription Agreement to the investor party thereto are materially consistent with the rights, benefits and obligations provided to Villanueva pursuant to this Agreement. Upon receiving the draft from InterPrivate referenced in clause (ii) of the immediately preceding sentence, Villanueva shall have two Business Days from receipt of the draft to agree to or reject such amendment to this Agreement provided that such amendment is consistent with the terms of an amendment or modification made to an existing Subscription Agreement or the terms of a Subsequent Subscription Agreement (it being understood that a failure to timely respond shall be deemed approval of such amendment). Notwithstanding the foregoing, if any amendment or other modification is individually agreed to by all parties to all then existing Subscription Agreements or Subsequent Subscription Agreements, Villanueva expressly acknowledges and agrees to any such amendment to this Agreement.

4.

Amendments to Merger Agreement. In connection with the matters described herein, Aspiration and InterPrivate have delivered to Villanueva an executed copy of the Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), dated as of the date hereof, by and among Aspiration, InterPrivate, InterPrivate III Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of InterPrivate, and InterPrivate III Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of InterPrivate, which, among other things, amends the terms of the Merger Agreement as follows:

a.	Excludes Villanueva from the list of parties who are entitled to receive Earnout Shares if certain conditions are met as set forth in Article III of the Merger Agreement;

b.

Excludes Villanueva from the list of parties who are obligated to deliver shares of Class A Common Stock at Closing to the Escrow Agent for issuance to the PIPE Investors if certain conditions are met as set forth in Section 2.14 of the Merger Agreement;

c.

Creates an additional escrow fund substantially similar to the fund described in Section 2.1.4 of the Merger Agreement from which to issue Company Holder Additional Shares to Villanueva if required pursuant to the terms of Section 1 of this Agreement; and

d.	Makes such other amendments to the terms of the Merger Agreement as required to effect the terms of this Section 4.

5.

Registration Statement and Related Rights. In the event that Villanueva is issued Company Holder Additional Shares pursuant to the terms of this Agreement, Villanueva shall have the same registration rights with respect to the Company Holder Additional Shares as the PIPE Investors have with respect to the resale of the Additional Shares (as defined in the Subscription Agreements) set forth in Section 5 of the Subscription Agreements; provided that InterPrivate may register the resale of the Company Holder Additional Shares on the Additional Shares Registration Statement (as defined in the Subscription Agreements). In furtherance of the foregoing, the registration rights in Section 5 of the Subscription Agreements relating to the resale of the Additional Shares (as defined in the Subscription Agreements) are hereby incorporated herein by reference mutatis mutandis with respect to the Company Holder Additional Shares. If Villanueva, in good faith and on the advice of its counsel, determines that Villanueva is an “affiliate” (as defined in Rule 144 under the Securities Act) of either InterPrivate or Aspiration, Inc. either at the Closing or at the time the Transactions are submitted for a vote or consent, Villanueva shall have the same registration rights with respect to the Company Holder Committed Shares as the PIPE Investors have with respect to the Committed Shares (as defined in the Subscription Agreements) set forth in Section 5 of the Subscription Agreements; provided that InterPrivate may register the resale of the Company Holder Committed Shares on the Committed Shares Registration Statement (as defined in the Subscription Agreements). In furtherance of the foregoing, the registration rights in Section 5 of the Subscription Agreements relating to the resale of the Committed Shares (as defined in the Subscription Agreements) are hereby incorporated herein by reference mutatis mutandis with respect to the Company Holder Committed Shares.

6.	Certain Definitions. For purposes of this Agreement:

a.

“Adjustment Period VWAP” means the volume weighted average price of a share of Class A Common Stock, as reported on the New York Stock Exchange, determined for the last 10 Trading Days of the Adjustment Period (as reported on Bloomberg);

b.

“Adjustment Period” means the 60-day period after (but not including) the Effectiveness Date; provided, that if the last day of such 60-day period is not a Trading Day, the Adjustment Period shall end on the immediately following Trading Day;

c.	“Class A Common Stock” means Class A Common Stock of InterPrivate, par value $0.0001 per share;

d.

“Company Holder Additional Share Cap” shall mean the product of 1.00 multiplied by the number of Company Holder Committed Shares that Villanueva continues to be the record and beneficial owner of through the Measurement Date;

e.	“Company Holder Committed Shares” means the shares of Class A Common Stock issued to Villanueva at the Closing pursuant to the terms of the A&R Merger Agreement;

f.	“Effectiveness Date” means the date the Securities and Exchange Commission declares the registration statement registering the resale of the Company Holder Committed Shares effective;

g.

“Hedging Transaction” means any transaction pursuant to which Villanueva, or any person or entity acting on its behalf or pursuant to any understanding with Villanueva, directly or indirectly engages in any hedging activities or executes any “short sales” (including, without limitation, as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any securities of InterPrivate prior to the Measurement Date (or such earlier termination of this Agreement in accordance with its terms), other than pledges in the ordinary course of business as part of prime brokerage arrangements; provided, however, that nothing set forth herein (i) shall restrict Villanueva’s ability to maintain bona fide hedging positions in respect of any warrants to purchase shares of Class A Common Stock held by Villanueva as of the date hereof; (ii) shall prohibit any entities under common management or that share an investment advisor with Villanueva that have no knowledge of this Agreement or of Villanueva’s participation herein (including Villanueva’s controlled affiliates and/or affiliates) from entering into any “short sales” or engaging in other hedging transactions; and (iii) shall apply to assets managed by a portfolio manager other than those (A) who made the investment decision to purchase the Company Holder Committed Shares (the “Investing Portfolio Manager”) or (B) who have direct knowledge of the investment decisions made by the Investing Portfolio Manager; provided, further, that InterPrivate acknowledges and agrees that, notwithstanding anything herein to the contrary, the Company Holder Committed Shares may be pledged by Villanueva in connection with a bona fide margin agreement, provided that such pledge shall be (A) pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or (B) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Villanueva when effecting a pledge of the Company Holder Committed Shares shall not be required to provide InterPrivate with any notice thereof; provided, further, that neither InterPrivate nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Company Holder Committed Shares are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by InterPrivate in all respects;

h.	“Lock-up Period” means the period beginning on the Closing and ending on the Effectiveness Date;

i.	“Lock-up Shares” means the Company Holder Committed Shares;

j.	“Measurement Date” means the last day of the Adjustment Period;

k.	“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom Villanueva is permitted to transfer the Lock-up Shares pursuant to Section 2(b);

l.

“Promissory Note” means that certain Amended and Restated Senior Secured Promissory Note and Guaranty, dated as of July 23, 2021, by and among Aspiration, Villanueva, Collateral Agent, and certain other parties signatory thereto, including that certain Allonge dated as of August 20, 2021;

m.	“Trading Day” means any day on which the New York Stock Exchange is open for trading; and

n.

“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase, or other disposition of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

7.	Miscellaneous

a.

Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any action, suit or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum therein, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this paragraph. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

b.	Expenses. Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, including all fees of its representatives.

c.

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent reasonably necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of such parties.

d.

Confidentiality; Headings; Counterparts. The terms and existence of this Agreement are confidential and are subject to the confidentiality provision in Section 36 of the Promissory Note. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e.

Entire Agreement. This Agreement, the Promissory Note, as amended on the date of this Agreement, the A&R Merger Agreement, as may be amended from time to time, and the agreements contemplated by or referred to herein constitute the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

f.

Amendments. Any provision of this Letter may be amended, waived or modified only upon the written consent of Villanueva, InterPrivate and Aspiration. Neither party hereto may assign this Agreement without the prior written consent of the other parties hereto, except that any party may assign this Agreement to an affiliate or in connection with any merger, reorganization, sale of all or substantially all of its assets or any similar transaction. Subject to this limitation, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

g.

Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party hereto in respect thereof, upon the earlier to occur of (a) such date and time as the A&R Merger Agreement is terminated in accordance with its terms or (b) upon the mutual written agreement of each of the parties hereto.

h.

Conflict. Except as otherwise specified herein, to the extent this Agreement conflicts with any of the other documents or agreements entered into by and between the parties hereto concurrently herewith, this Agreement shall control.

[Signature page follows.]

Accepted and agreed as of the date first set forth above:

ASPIRATION PARTNERS, INC.

By:	/s/ Andrei Cherny
Name: Andrei Cherny
Title: Chief Executive Officer

INTERPRIVATE III FINANCIAL PARTNERS INC.

By:	/s/ Ahmed Fattouh
Name: Ahmed Fattouh
Title: Chief Executive Officer & Chairman

HOLDER:

By:	/s/ Mark Villanueva
Name: Mark Villanueva

INHERENT GROUP, LP, AS COLLATERAL AGENT

By:	/s/ Danielle Schaefer
Name: Danielle Schaefer
Title: Chief Financial Officer